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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  0-10869
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                        FORT WAYNE NATIONAL CORPORATION
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               (Exact Name of Registrant as Specified in Charter)

         110 West Berry Street, Fort Wayne, Indiana 46802
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 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

         Class A Preferred Stock; Class B Preferred Stock; Common Stock
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            (Title of Each Class of Securities Covered by This Form)

                                      None
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 (Title of All Other Classes of Securities for Which a Duty to File Reports
                      Under Section 13(a) or 15(d) Remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i) [x]            Rule 12h-3(b)(1)(i) [x]
         Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i) [ ]            Rule 12h-3(b)(2)(i) [ ]
         Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                                      Rule 15d-6 [ ]

               Approximate number of holders of record as of the
                        certification or notice date: 3,701
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Fort Wayne National Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    March 30, 1998                       By: /s/ M. James Johnston
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                                                 M. James Johnston, Chairman
                                                 of the Board and Chief
                                                 Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.